Exhibit 4.18

SUPPLEMENTAL AGREEMENT TO A LEASE CONTRACT

Party A: China Bioway Biotech Group Co., Ltd. (the “Lessor”)
Legal Address: No. 39, Shangdi Xi Road, Haidian District, Beijing

Party B: Sinovac Biotech Co., Ltd. (the “Original Lessee”)
Legal Address: No. 39, Shangdi Xi Road, Haidian District, Beijing

Party C: Beijing Sinovac R&D Technology Co., Ltd. (the “New Lessee”)
Legal Address: No. 39, Shangdi Xi Road, Haidian District, Beijing

Based on the principles of equality and mutual benefit, Party A, Party B and Party C hereby enter into this Supplemental Agreement in respect of matters relating to the lease contract dated August 12, 2004 between Party A and Party B (the “Original Contract”) after friendly consultation.

Article 1                 The three parties agree that the lessee of the Premises leased under the Original Contract shall be changed from Party B to Party C.  All rights and obligations of Party B thereunder shall be transferred to Party C from August 12, 2010.

Article 2                 In Article 3 of the Original Contract (Rent and Terms of Payment), Article 3.1 shall be revised as follows: “The rent of the Premises shall be RMB3 per square meter per day, or RMB1,357,800 per year.  The rent shall be paid in RMB.”  All other provisions of the Original Contract shall remain unchanged and be implemented in accordance with the Original Contract.

Article 3                 The three parties agree that Party B shall no longer have any bearing on the Original Contract after the transfer of its rights and obligation thereunder to Party C.

Article 4                 This Agreement shall have the same legal force as the Original Contract.  In the event of any conflict with the Original Contract, this Agreement shall prevail.

Article 5                 This Agreement is executed in three originals and Party A, Party B and Party C shall each keep one original.

Party A:	[Chop of China Bioway Biotech Group Co., Ltd.]	Party B:		Party C:	[Chop of Beijing Sinovac R&D Technology Co., Ltd.]

Legal Representative:	/s/	Legal Representative:	/s/	Legal Representative:	/s/

(Authorized Representative)		(Authorized Representative)		(Authorized Representative)

Date:		Date:		Date: